Exhibit 99.2

John McDonough

Thanks, Matt, and good afternoon, everyone. Thank you for taking the time to join us on the call today. As Matt said, joining us today for the first time is David Harding, who joined the company as Chief Commercial Officer in November and is already making a significant impact.  David is arriving at an exciting time with international launch activities underway and a second product in the pipeline that is closing in on commercial viability.  With all of that going on, we are all grateful for David’s expertise and his ability to develop a truly global vision and integrated commercial strategy.  I won’t force him to play a speaking role in his first quarter here, but I will feel free to pass along the tough questions to him during the Q&A.

On another note related to the executive team, I would also like to announce that Michael Gibbs, who has been our in house attorney and a valuable member of the team has been named Vice President and General Counsel. Mike has played a key role across the organization, from private and public financings, to strategic partnerships and contract negotiations and we welcome him to the executive team with this well-deserved appointment.

Now on to the business at hand:

We had a productive fourth quarter. I’m pleased to say that we continue to make substantial progress and that, in our opinion, the hospital community, through its adoption of our platform, seems to be demonstrating its belief that time and sensitivity are indeed the critical factors in impacting the sepsis crisis in hospitals. We are pleased with our progress on important commercial metrics: engaging the hospitals on our target list, presenting our technology and its value proposition, signing new hospitals, and now seeing the utilization commence following system initiations at our first adopters.

Commercially, we closed out 2015 strongly, with 11 new hospitals including 2 hospital systems delivering commitments in the fourth quarter for the adoption of our T2Dx diagnostic instrument and our T2Candida rapid diagnostic test. That gave us 30 hospitals and hospital systems in all for the year, which had been our goal since we first began to talk to investors during our IPO roadshow in the summer of 2014.

As we projected, the rate of hospital commitments grew throughout the year with 10 in the first half, 9 in the third quarter and 11 in the fourth for a total of 20 in the second half of 2015. We believe that momentum will continue to grow in 2016.

In the fourth quarter, 2 of the account wins were with large hospital systems that plan to utilize T2Candida in up to 22 hospitals in one case, and up to 14 hospitals in the second case. This means that in total, our 30 closed accounts as of December 31, 2015, could roll out testing in over 60 hospitals in the United States, far exceeding our expectations.

We are excited about the reception we are receiving in the hospital community and the commercial momentum we have established. We are right where we hoped we’d be and anticipate that 2016 will be a banner year for us with continued adoption and use of the T2Candida diagnostic panel in a growing number of hospitals, which should set a strong foundation for our expected launch of T2Bacteria in 2017.

As of the end of the year, nine of the hospitals had completed the installation and verification process. They were up and running, implementing our T2Candida diagnostic panel to test patients at high risk of sepsis and generating revenue. That number includes three that went live in the fourth quarter, and we expect the pace at which hospitals are going live to improve as we go forward. On average, hospitals are implementing T2Candida in 3 to 6 months after contract signing which is consistent with our initial expectations. Most of the account closings in 2015 occurred in the third month of each quarter however which is why only 9 of the 19 accounts closed as of September 30 were online by year end. As hospitals implement our systems and testing with T2Candida becomes more routine, it is important to note that we are building a growing annuity business related to T2Candida cartridge sales.  In the future, instrument placement should become a predictable driver of future revenue as cartridge utilization and revenue grow and new products such as T2Bacteria are launched that leverage the installed base of instrument placements.

We continue to receive encouraging feedback from physicians and hospital administrators who are using our products and seeing first-hand the value of our T2MR technology. One physician, who spoke at our recent sales meeting told us about the impact our products are already having on the healthcare of patients and the hospital itself.  She indicated that they are saving roughly $500 per patient tested due to the reduction in antifungal drug use alone. This means they are realizing a 2x return on their T2MR investment purely from drug savings, not including any other savings such as those associated with reduced length of stay in the hospital for patients.  This institution is currently compiling that data and hopes to present at a major conference later this year. We are, of course, compiling economic savings results of our own and will also be encouraging others to present the fiscal benefits of adoption of T2Candida at conferences and industry forums whenever possible as we move through 2016. Our goal is to create a steady stream of new evidence that demonstrates the extraordinary value of this technology. These saving are all accomplished while we help doctors and hospitals deliver improved health outcomes to patients.

In terms of the volumes of testing at the hospitals online, we are actively tracking the use of our products and, while it is too early to identify consistent patterns, these initial volume ramps are obviously an important metric and revenue driver for us. The initial volumes are consistent with what we expected. Our plan is to track the test volume numbers as they grow and, at some point as the year progresses, report what we see in order to provide more clarity on how institutions come online and how testing volumes ramp at hospitals. For now, everything is on track.  Needless to say, the two contracts closed in Q4 with 22 and 14 hospitals associated with their network could provide volumes significantly greater than a typical single hospital contract, so we will provide a high level of support in all regards.

As of December 31, we had 15 direct sales reps on board in the United States. Our plan this year is to grow the sales team to 20 reps by the middle of 2016 and then to assess potentially scaling the organization further as we prepare for the launch of T2Bacteria which I will discuss in a moment.

Additionally, we plan to bring on board 2 distributors to focus on certain European market opportunities in Q1 and plan to enter at least 2 additional European markets later this year. We are evaluating our go-to-market approach and expansion into other European regions as we progress through the year. The opportunity for T2Candida is significant in Europe as the cost of antifungal drugs is up to 3 times greater than it is in the United States. There is also tremendous opportunity for T2Bacteria and our hemostasis products in Europe. We are expecting to close our first hospital accounts through the distributors in the second half of this year.

I am very pleased to also report that we began patient enrollment in the T2Bacteria FDA Pivotal Trial in December as planned. We expect to complete the trial in Q3 which would keep us on track with our goal of filing with the FDA this year and receiving FDA clearance early next year assuming a similar timeline is followed by the FDA as T2Candida.

We are building a powerful recurring revenue business model with T2Candida now and we anticipate the hospitals that are implementing T2Candida to become a highly attractive customer base for the adoption of future T2MR products starting with T2Bacteria. Remember that the addition of T2Bacteria more than doubles our market opportunity and will run on the same T2Dx platform as T2Candida. With an expanded product set, we also would plan to expand our target market beyond the top 450 hospitals in the United States, which is our primary focus today with T2Candida.

T2HemoStat, our initial hemostasis product, is also on track to commence its FDA clinical trial in Q3 and it continues to draw a growing interest among trauma surgeons and other specialists facing the dual patient problems of bleeding and clotting, and the aging baby-boomer population that is prone to blood-thinning treatment regimens.

As a reminder, T2MR is capable of detecting all of the key hemostasis parameters needed to measure platelet activity, fibrinogen, clotting time, fibrinolysis and other key parameters from a single, small blood sample in about 5 to 45 minutes.

This year, 41 million trauma patients are estimated to arrive in emergency rooms in the US and over 10 million of them to have symptoms of impaired hemostasis. Today, the diagnostics needed to assess the risk of these patients for clotting or bleeding are typically run on separate instrument platforms and can take hours to produce a result. So to save precious time, clinicians often have to make treatment decisions based only on what they see and on their experience rather than using actual diagnostic data. In other words, they are in a similar position to Infectious Disease doctors who today are waiting for blood culture results and have to make educated guesses on how to treat patients.

Published data supports that mortality rates could be reduced by 50%, transfusions could be reduced by 50% and significant costs could be saved if accurate and rapid diagnostics were available. We believe the initial market opportunity for screening trauma patients alone is about $500 million in the United States.

Finally, the T2Lyme project, through a partnership with Canon US Life Sciences, is also on track and progressing towards an FDA clinical trial. We are jointly developing a diagnostic test panel that can rapidly detect Lyme disease, a potentially deadly bacterial infection caused by ticks. By applying T2MR to Lyme disease, similarly to what we are doing with sepsis, we believe we can have a significant impact on patient care while saving the healthcare system substantial time and money. The current testing standards have low clinical sensitivity with data that suggests that 90% of patients never get diagnosed. More than 360,000 people are affected by Lyme disease each year, according to the CDC, and 3.4 million tests are run annually.

Across all of our product pipeline applications, I think it’s important to reiterate that time to diagnosis is not our only key differentiator. Our three to five hours for a Sepsis test is a significant advantage over competitors that all need blood cultures which take days. But we’re not just about early detection. We also offer distinct advantages in terms of sensitivity and accuracy.

As we announced at the Leerink Conference last week, recent head-to-head studies of the detection of Candida demonstrated that the T2Candida Panel had a sensitivity of 96.4 percent, up from 91.1 percent in our FDA clinical trial. This compares to 60 percent for blood culture, which means that 40% of patients with candidemia and candidiasis are missed by blood culture. All of the products that we are aware of that are in the market or are in development are entirely based on using a positive blood culture which means they do not address at all the 40% of patients who are deemed negative by blood culture. The head-to-head studies are significant in that they have allowed us to change our labeling and market the T2Candida panel with a claim of superior sensitivity as compared to blood culture for the detection of candidemia and invasive candidiasis. This is a very big deal. As we continue to demonstrate the widening gap between our technology and those blood culture-based technologies currently in use, we expect that our tests will grow in usage and become a standard of care in each of the diagnostic categories that we are pursuing.

Now I’d like to turn the call all over to our CFO, Moe Castonguay, who will give you the financial details of the quarter and our outlook for the coming periods. Moe?

Moe Castonguay

Thanks, John.

As John indicated, we hit our goal of 30 hospital commitments for the adoption of T2Candida by the end of 2015. It is notable that more than 18 months ago when we were in the IPO process - months before we had FDA approval, we had a reasonably accurate vision of how this first year would roll out commercially.

At the end of the year, nine hospitals were up and running and generating revenue to us. Total revenue for the fourth quarter was $1.01 million, which consisted of $343,000 of product revenue and $668,000 of research revenue. Product revenue for the quarter was primarily derived from the sale of consumable diagnostic tests.

Total revenue for the full year was $2.8 million, made up of $599,000 of product revenue and $2.2 million of research revenue. Product revenue included sales of T2Dx instruments and consumable diagnostic tests to the various hospitals.

Total operating expenses for the fourth quarter increased to $11.6 million as we continued to increase our investment in our sales force and increase

R&D costs on new applications that feature T2MR. The quarter’s operating expenses were lower than anticipated, primarily due to lower personnel-related costs. For the year, operating expenses were $44.4 million.

The net loss applicable to common shareholders for the fourth quarter was $12.0 million, or 56 cents per share, compared to $9.1 million or 45 cents per share in the fourth quarter of 2014. The increase was principally due to the increased operating expenses and was also impacted by the weighted average increase in common shares outstanding due to the December secondary public offering of our common stock.

For the full year 2015, the net loss applicable to common shareholders was $45.3 million, or $2.21 per share, compared to $36 million, or $4.15 per share after adjustments for the accretion of redeemable convertible preferred stock prior to our August 2014 initial public offering.

The company’s balance sheet as of December 31, 2015 showed total cash and cash equivalents of $73.7 million.  That balance was bolstered in December by a secondary public offering of common stock, raising net proceeds of $33.26 million. We also drew down the remaining $10 million from our line of credit in December.

Outlook

Now looking forward, in order to best project our performance in the coming year it is helpful to look at 2015 and to understand how we fared against our base modeling assumptions — the answer is right on target, but let’s look at the data to provide some general modeling guidance and then we will provide more specific guidance for both Q1 and the full year 2016.

•                  We set a goal to secure commitments from 30 hospitals and we came in right on target. The 30 hospitals include 2 hospital systems that could roll out testing to 22 hospitals in one system and 14 in the other.

•                  We stated that we expected the average test price for T2Candida would be between $200 and $250 per test. We are right in the range as expected.

•                  We expected that 60% or more of the initial 30 contracts would likely occur in the second half of 2015.  Again, about two thirds came in after June 30.

•                  We assumed it would take from 3-6 months for each facility to get up and running from contract signing, through validation and to first patient testing and thus far the average is within our expected range.

•                  We anticipated that after systems got up and running it could then take an additional 6-12 months for a customer to ramp to testing all of their high risk patients as they most likely will start by testing a segment of the high-risk patient population. On that statistic, since almost all the hospitals that went live did so in the last 4 months of 2015, it is too early to tell with any certainty how we are measuring up, but we certainly don’t see anything indicating this isn’t a reasonable assumption.

•                  Once a hospital goes live, there are a number of factors that affect the amount and timing of testing and product revenue.  A couple of those factors are worth noting as we head into 2016 for modeling purposes.

•                  While our quarterly contract totals remained on pace throughout the year, the majority of contracts were signed in the latter half of the quarter, in fact about 2/3 of contracts were signed in the last month of the quarter in 2015.  While we have put focus on trying to smooth out that pattern, we may continue to see that dynamic.

•                  Based on industry averages, we had estimated that 20% percent of the contracts would be instrument purchases with the remaining coming in as reagent rentals. In year 1, 90% of the placements were reagent rentals — a bit higher than we had anticipated, so that fact did have a small impact on initial customer revenue totals, but the lower initial revenue is of course recaptured over time as the utilization of the reagent rental model is more lucrative to us, due to higher revenue per test.

Now for some specific guidance for the coming year and quarter

In the coming year we anticipate doubling the placement rate and ending the year with 90 commitments, translating to 60 additional hospitals and hospital systems in 2016.

Due to seasonal contracting cycles, we expect commitments in the first quarter of 2016 to be relatively flat with our closed commitment volume in Q4 of 2015.

Moving to revenue, the Company anticipates research revenue remaining relatively unchanged from the fourth quarter of 2015 to the first quarter of 2016. We also anticipate higher product revenue in our first quarter of 2016 than was realized in the fourth quarter of 2015, primarily as a result of more hospitals going live and other hospitals starting to ramp the number of patients tested.

We expect 6 to 7 accounts to go live in the first quarter and begin testing patients.

The Company anticipates total first quarter operating expenses to be between $13.0 million and $13.4 million including approximately $1.9 million in non-cash expenses that consist primarily of depreciation and stock compensation expenses.

Virtually all increases in operating expenses are associated with investments in: building our sales and commercial capabilities both in and outside the US, new product development, the clinical trials associated with new products, and building the infrastructure required to support the scale of business we expect to realize in 2017 and beyond.

We expect weighted average shares for the first quarter of 2016 to be 24,200,000 and for the full year we are forecasting 24,700,000. This reflects the shares issued in the secondary stock offering in December,

2015, as well as, projected stock option exercises and shares sold to employees through the Employee Stock Purchase Plan.

With that, I’ll turn the call back over to John.

John McDonough

Thank you, Moe.

First of all, regarding our guidance, I want to reiterate that our focus for 2016 has always been primarily twofold — first, broadening the adoption of our T2MR and T2Candida technologies across the most active institutions in the US, and second, successfully completing the clinical trials necessary to get T2Bacteria onto the market.

Nothing has changed regarding our guidance. While our revenue ramp is right on track and is expected to grow nicely during the year, staying on plan, it is the growing foundation of installed and active users combined with the ability to leverage it with a second powerful product, T2Bacteria, that we expect will generate the more significant revenue trajectory.

Now, let me summarize the key takeaways from the quarter and the year.

We achieved our goal of 30 hospitals committing to our technology in 2015. These 30 hospital commitments represent over 60 hospitals in the United States. Our products are being implemented in the timeframes we expected and our customers are seeing the impact in patient care and economic savings as they come on line.

We are very excited to be right on track commercially and financially and to hear of the proof of concept and the positive changes our T2MR technology is already having in hospitals. We believe we are contributing to saving lives, and already demonstrating a strong ROI, right now.

We know about the positives because we are hearing from the hospitals who are using our technology. We believe 2016 will be an important year for sharing the great benefits our technology is having in the hospital market and is offering the people who are actually being tested with our technology.

We see our commercial sales ramp with hospitals increasing in 2016, especially as our sales force has expanded to 15 and each new rep is getting up to full speed more rapidly as they benefit from our collective experience in the marketplace. We plan to continue to grow the sales force to 20 people by the middle of 2016 and we have 2 international distributors coming on board that should further expand our footprint.

We expect to see a continued flow of publications related to T2Candida, T2Bacteria and T2Hemostat with a focus on customer economic savings from the utilization of T2Candida. It is through recent publications that we have been able to expand our FDA label in Q4 to state that T2Candida provides superior sensitivity as compared to blood culture for the detection of candidemia and invasive candidiasis.

We are enrolling patients in the T2Bacteria FDA pivotal trial and we are on track for a potential commercial launch early next year. The customer base we are building today with T2Candida will be fully leveraged as T2Bacteria comes on line.

As I said earlier, we believe today more than ever that our T2MR technology will prove to be the next big breakthrough in medical diagnostics. It can detect single cells 25 to 30 times faster than any other diagnostic and with greater accuracy. That enables the very rapid treatment of patients, meaning we help a hospital get the right patient on the right drug as quickly as possible. This is what the market refers to as precision medicine, often thought of as the future of medicine, but something we at T2 Biosystems are delivering today.

With that, I’d like to turn the call over to the Operator for questions. Operator?